EXHIBIT 10.8.2

NEWALLIANCE BANCSHARES, INC.
STOCK OPTION AWARD AGREEMENT
(Employee Award)

This agreement dated as of June 17, 2005 (the “Award Agreement”), is entered into by and between NewAlliance Bancshares, Inc., a Delaware corporation (the “Company”), and ____________ (the “Participant”). All capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them by the NewAlliance Bancshares, Inc. 2005 Long-Term Compensation Plan (the “Plan”).

1.           General.    The options evidenced by this Award Agreement (“Options”) are non-statutory stock options granted as of the date specified above (the “Award Date”) pursuant to and subject to all of the provisions hereof and of the Plan applicable to Options granted pursuant to Section 6 of the Plan, which provisions are, unless otherwise provided herein, incorporated by reference and made a part hereof to the same extent as if set forth in their entirety herein, and to such other terms necessary or appropriate to the grant hereof having been made. Participant hereby acknowledges receipt of a copy of the Plan.

2.           Grant.    The Company hereby grants to the Participant Options to purchase a total of ________ shares of Common Stock of the Company, exercisable as provided in the vesting schedule set forth in Section 4 below at $14.39 per share (the “Option Price”). The Options shall terminate on June 17, 2015, unless terminated sooner in accordance with the Plan.

3.           Exercise Procedure.    The following procedures describe the formal requirements for exercising an Option. Additional information regarding this Award and the procedures for exercising Options will be provided to all participants in the Plan in the near future, and from time to time by the Human Relations Department. In order to exercise the Options granted hereunder, the Participant must give written notice thereof to the Chief Financial Officer of the Company (or another officer of the Company designated by the Committee), at the Company’s corporate headquarters, specifying the number of shares of Common Stock being purchased. Such notice must be accompanied by payment of the Option Price for the share or shares being purchased (and any applicable withholding taxes) and this Award Agreement so that appropriate notation can be made thereon to reflect such exercise. Such payment shall be by:

(a)	a check payable to the order of the Company; or

(b)	to the extent permitted by applicable law:

(i)
delivery of shares of Common Stock, the aggregate Fair Market Value of which is equal to the payment. Shares of Common Stock that may be used for the payment may include shares which were received by the Participant upon the exercise of one or more Options and shares which the Participant directs the Company to withhold, for the purpose of paying the Option Price (and any applicable withholding taxes), from shares which the Participant would have received upon the exercise of one or more Options (a “cashless exercise”); or

(ii)	any other means authorized by the Committee; or

(c)	any combination of the foregoing.

4.           Vesting.

(a)	The Options granted hereunder will become exercisable by the Participant in accordance with the following vesting schedule:

Additional Percentage of
Date	Options Vested
Last Business Day of 2005	40%
Last Business Day of 2006	20%
Last Business Day of 2007	20%
Last Business Day of 2008	20%

TOTAL	100%

Notwithstanding the foregoing, none of the Options granted hereunder shall vest or be exercisable prior to the date upon which a registration statement with respect to Common Stock being offered under the Plan has been filed with the Securities and Exchange Commission (“SEC”) and has become effective. No Options shall vest after the Participant’s service as an Outside Director, employee, consultant or advisor has terminated.

(b)

Notwithstanding the vesting schedule set forth in Section 4(a), the Options granted hereunder shall become fully vested and exercisable if the Participant’s employment with the Company and all of its Subsidiaries and Affiliates is terminated due to: (i) Retirement; (ii) Disability; or (iii) death

(c)

Notwithstanding the vesting schedule set forth in Section 4(a), the Options granted hereunder shall become fully vested and exercisable upon the occurrence of a Change of Control, as that term is defined in the Plan, provided that the Participant is an Outside Director, employee, consultant or advisor of the Company (or an Affiliate thereof) on the date of the Change of Control.

5.           Applicable Law.    The validity, construction, interpretation and enforceability of this Award Agreement shall be determined and governed by the laws of the State of Delaware without regard to any conflicts or choice of law rules or principles that might otherwise refer construction or interpretation of this Award Agreement to the substantive law of another jurisdiction.

6.           Severability.    The provisions of this Award Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provision to the extent enforceable in any jurisdiction, shall nevertheless be binding and enforceable.

7.           Waiver.    The waiver by the Company of a breach of any provision of this Award Agreement by Participant shall not operate or be construed as a waiver of any subsequent breach by Participant.

8.            Binding Effect.    The provisions of this Award Agreement shall be binding upon the parties hereto, their successors and assigns, including, without limitation, the Company, its successors or assigns, the estate of the Participant and the executors, administrators or trustees of such estate and any receiver, trustee in bankruptcy or representative of the creditors of the Participant.

9.            Withholding.    Participant agrees, as a condition of this grant, to make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the exercise of any Options acquired under this grant. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to the exercise of Options acquired under this grant, the Company shall have the right to require such payments from Participant, or withhold such amounts from other payments due Participant from the Company or any Subsidiary or Affiliate.

10.           Transferability.    Participant acknowledges that the Options granted hereunder are not transferable except to the extent permitted by Section 6(c) of the Plan, which permits certain transfers to family members, but only with the advance approval of the Committee.

11.           No Retention Rights.    Nothing herein contained shall confer on the Participant any right with respect to continuation of employment by the Company or its Affiliates, or interfere with the right of the Company or its Affiliates to terminate at any time the employment of the Participant.

12.           Construction.    This Award Agreement is subject to and shall be construed in accordance with the Plan, the terms of which are explicitly made applicable hereto. In the event of any conflict between the provisions hereof and those of the Plan, the provisions of the Plan shall govern. Nothing herein is intended to amend or revise the terms of any written employment agreement executed prior to the Award Date by the Participant and the Company and/or the Bank.

PARTICIPANT	NEWALLIANCE BANCSHARES, INC.

By:
Name:
Its:

CHI1 1071862v6

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